Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ISSC Technologies Corp. 2011 Employee Stock Option Issuance and Subscription Policy of Microchip Technology Incorporated of our reports dated May 30, 2014, with respect to the consolidated financial statements of Microchip Technology Incorporated and the effectiveness of internal control over financial reporting of Microchip Technology Incorporated included in its Annual Report (Form 10-K) for the year ended March 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
February 4, 2015